Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
MSTI Holdings, Inc.
Hawthorne, New Jersey

We hereby consent to the inclusion in this Amendment No. 2 to Form SB-2 Registration Statement of MSTI Holdings, Inc. our report dated September 14, 2007, with respect to the balance sheet of Newport Telecommunications Co. as of December 31, 2006, and the related statements of operations, partners' capital, and cash flows for the year then ended, which report appears on Form 8K/A of MSTI Holdings, Inc. filed with the Securities and Exchange Commission on October 1, 2007.

/s/ RBSM LLP
Certified Public Accountants

New York, New York
October 3, 2007